Exhibit 99.3

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PHOENIX FOOTWEAR GROUP, INC.

VOTING AGREEMENT

DATED AS OF JULY 21, 2011

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Schedule A	-	Company’s and Stockholders’ Addresses
Exhibit A	-	Adoption Agreement

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VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of July 21, 2011, among PHOENIX FOOTWEAR GROUP, INC. a Delaware corporation (the “Company”), Steven Tannenbaum (“Mr. Tannenbaum”), individually, Greenwood Investments, Inc. (“Greenwood”), Greenwood Capital LP, and Greenwood Investors LP (the “Investors”, and together with Mr. Tannenbaum, Greenwood and the Investors, the “Greenwood Stockholders”), and James R. Riedman (“Mr. Riedman”), individually , and Riedman Corporation, (the “Riedman Stockholders” and together with the Greenwood Stockholders, the “Stockholders”).

WHEREAS, concurrently with the execution of this Agreement, the Company and the Investors are entering into a Securities Purchase Agreement (the “Securities Purchase Agreement”) providing for the sale and issuance of secured 1% convertible notes due July 30, 2014 in an aggregate amount of up to $1.0 million (the “Notes”), which, among other things, will be convertible into shares of the Company’s Common Stock, in accordance with the terms of the Notes, and in connection with that agreement the parties desire to provide the Stockholders with certain contractual rights with regard to the election of members of the board of directors of the Company (the “Board”). Capitalized terms used herein but not defined shall have the meaning given to such terms in the Securities Purchase Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1 Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) held by such Stockholder, or over which such Stockholder has voting power or control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at four (4) directors until the Company’s Annual Meeting of stockholders held in 2011 or 2012, on which date the size of the Board shall be reduced and set and remain at three (3) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock, any preferred stock of the Company and any other securities convertible or exchangeable for shares of Common Stock or voting capital stock of the Company, by whatever name called, whether now held or subsequently acquired, however acquired, whether through purchase, gift, stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2 Board Composition.

(a) Each Riedman Stockholder agrees to vote, or cause to be voted, all Shares held by such Stockholder, or over which such Riedman Stockholder has voting power or control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, one person (the “Greenwood Designee”) designated by the Greenwood Stockholders shall be elected to the Board, which individual shall initially be Stephanie Pianka. The Greenwood Designee shall be appointed to any and all Committees of the Board designated by the Greenwood Stockholders.

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(b) Each Greenwood Stockholder agrees to vote, or cause to be voted, all Shares held by them, or over which such Stockholder has voting power or control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, one person (the “Riedman Designee”) designated by the Riedman Stockholders shall be elected to the Board, which individual shall initially be James Riedman. The Riedman Designee shall be appointed to any and all Committees of the Board designated by the Riedman Stockholders, provided, however, that so long as Mr. Riedman serves as an officer of the Corporation the Riedman Designee shall not be entitled to be elected to the Compensation Committee.

1.3 Failure to Designate a Board Member. In the absence of any designation from a Stockholder to designate a director as specified above, the director previously designated by it and then serving shall be reelected if still eligible to serve as provided herein.

1.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares held by such Stockholder, or over which such Stockholder has voting power or control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 1.2 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Stockholders for whom that director is a designee or (ii) such Stockholder is no longer so entitled to designate or approve such director;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2 shall be filled pursuant to the provisions of this Section 1;

(c) upon the request of a Stockholder to remove a director designated by it pursuant to Section 1.2 (or to appoint a new director pursuant to Section 1.2), such incumbent director shall be removed; and

(d) if on any date the size of the Board exceeds the size specified in Section 1.1 for such date, any director or directors selected by Greenwood for removal (other than the Riedman Designee) shall be removed so that the number of directors in office (including the any designee elected pursuant hereto) shall equal the number of directors specified in Section 1.1.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees, at the request of any party entitled to designate a director, to call an annual or special meeting of stockholders for the purpose of electing or removing directors.

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1.5 No Liability for Election of Recommended Director. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2. Observer Right. In the event and at anytime a Stockholder no longer has the ability to designate a member of the Board of Directors or the designee for a Stockholder resigns or is unavailable or unable to attend meetings of the Board of Directors, at the request of the designating Stockholder, the Company shall invite a representative of such Stockholder selected by that Stockholder( each an “Observer”) to attend all meetings of its Board of Directors (and all committees thereof) in a nonvoting observer capacity and, in this respect, shall give the Observer copies of all notices, minutes, consents and other material that it provides to its directors at the same time provided to the directors; provided, however, that the Company reserves the right to exclude the Observer from access to any material or meeting or portion thereof but only to the extent that (a) the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or (b) such material or meeting or portion thereof relates directly to transactions or the relationship between the Company, on the one hand, and Stockholder or any of its Affiliates, on the other hand.

3. Additional Covenants.

3.1 Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares held by such Stockholder, or over which such Stockholder has voting power or control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the Notes at any time.

3.2 Vote to Amend the Company’s Charter and Bylaws. Each Stockholder agrees to vote or cause to be voted all Shares held by such Stockholder, or over which such Stockholder has voting power or control, from time to time and at all times, in whatever manner as shall be necessary to amend the Company’s Certificate of Incorporation (the “Charter”) and Bylaws so that the stockholders of the Company shall have the ability to act by written consent in lieu of a meeting to fullest extent permissible under Section 228 of the Delaware General Corporation Law (“DGCL”), including without limitation:

(a) deleting from the Charter Section 9(e) of Article SIXTH, which states:

“No action required or permitted to be taken at a meeting of stockholders shall be taken by written consent;”

(b) deleting from the Bylaws, Section 1.10 which states:

“Section 1.10 Consent of Stockholders in Lieu of Meeting. Actions by stockholders may only be taken at a meeting convened at which a quorum is present. No action required or permitted to be taken at a meeting of the stockholders shall be taken by written consent.”

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3.3 Vote to Approve the Company’s 2011 Long-Term Incentive Plan. Each Stockholder agrees to vote or cause to be voted all Shares held by such Stockholder, or over which such Stockholder has voting power or control, from time to time and at all times, in whatever manner as shall be necessary to adopt the Company’s 2011 Long-Term Incentive Plan, substantially in the form of the Company’s Amended and Restated 2001 Long-Term Incentive Plan (but with an expiration date that is 10 years from its original expiration date) with any applicable legal updates in the areas of tax and employee benefits as may be made upon consultation with the Company’s counsel.

4. Remedies.

4.1 Covenants of the Company. The Company agrees to use its commercially reasonable efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s commercially reasonable efforts to cause the nomination and election of the directors as provided in this Agreement and to solicit proxies therefor in accordance with applicable law.

4.2 Irrevocable Proxy and Power of Attorney. Each Stockholder hereby constitutes and appoints as the proxy of such Stockholder and hereby grants a power of attorney to the President of the Company, with full power of substitution, with respect to election of persons as members of the Board in accordance with Section 1 hereto and votes to increase authorized shares pursuant to Section 3.1, hereof, and hereby authorizes each of them to represent and to vote, if and only if the Stockholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such Stockholder’s Shares in favor of the election or removal of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of Section 1, or the increase of authorized shares in accordance with the terms and provisions of Section 3.1, or the amendment of the Company’s Charter or Bylaws in accordance with the terms and provisions of Section 3.2, respectively. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by the Securities Purchase Agreement and this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 5 hereof. Each Stockholder hereby revokes any and all previous proxies or powers of attorney with respect to the Shares held by such Stockholder or over which such Stockholder has voting power or control and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 5 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

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4.3 Specific Enforcement. Each party acknowledges and agrees that a Stockholder will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the other parties in accordance with their specific terms or are otherwise breached by the other parties. Accordingly, it is agreed that each of the Company and the non-breaching Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

5. Term.

(a) This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the termination of this Agreement in accordance with Section 6.7 below. The Greenwood Stockholders will terminate as parties hereto and cease to have any rights hereunder at such time as Mr. Tannenbaum and his Affiliates beneficially own (after giving effect to and including shares of Common Stock issued or issuable upon conversion of the Notes or conversion or exchange of other securities of the Company held by the Greenwood Stockholders) fewer than ten percent (10%) of the shares of Common Stock outstanding. The Riedman Stockholders will terminate as party hereto and cease to have any rights hereunder at such time as Mr. Riedman and his Affiliates beneficially own fewer than ten percent (10%) of the shares of Common Stock outstanding.

(b) For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

6. Miscellaneous.

6.1 No Agreement as Director or Officer. In no way shall the terms of this agreement be interpreted in a way to cause a violation of Section 160(c) of the Delaware General Corporate Law or to prohibit, limit or restrict Mr. Riedman from exercising his fiduciary duties as an officer or director to the Company.

6.2 Transfers. Each transferee or assignee of Shares subject to this Agreement shall continue to be subject to the terms hereof and, as a condition precedent to any such transfer(s) (and the Company’s recognizing such transfer(s)), each such transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Stockholder. A Stockholder shall not make, and the Company shall not permit, the transfer of Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee (or group) shall have complied with the terms of this Section 6.2. Each certificate representing the Shares subject to this Agreement if issued on or

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after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 6.11. Successors; No Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors of the parties. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto Any assignment contrary to the provisions of this Section 6.2 shall be null and void. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware. Each party agrees that all proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, employees or agents) may be commenced in the state and federal courts sitting in Wilmington, Delaware (the “Delaware Courts”). Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any Delaware Court, or that such proceeding has been commenced in an improper or inconvenient forum. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party or parties in such proceeding shall be reimbursed by the non-prevailing party or parties for its or their attorney’s fees and other costs and expenses incurred in connection with the investigation, preparation and prosecution of such proceeding.

6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All

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communications shall be sent to the respective parties at their address as set forth on Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company or a Riedman Stockholder, a copy shall also be sent to Woods Oviatt Gilman, LLP, Suite 700, Two State Street, Rochester, New York 14534, Attn: Gordon E. Forth, Esq., Facsimile: (585)-987-2901, E-mail: gforth@woodsoviatt.com, and if notice is given to a Greenwood Stockholder, a copy shall also be given to Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210, Attn: John D. Hancock, Esq., Facsimile: (617) 832-7000, E-mail: jhancock@foleyhoag.com.

6.7 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) Stockholders holding a majority of the Shares then held by the Riedman Stockholders; and (c) Stockholders holding a majority of the Shares then held by the Greenwood Stockholders. Notwithstanding the foregoing this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Stockholder without the written consent of such Stockholder unless such amendment, termination or waiver applies to all Stockholders, in their capacities as Stockholders, as the case may be, in the same fashion

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 6.7 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Section 6.7, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

6.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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6.10 Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements (as defined in the Securities Purchase Agreement) constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11 Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN, TO THE EXTENT REQUIRED THEREBY.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 6.11, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 6.11 and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

6.12 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Subsection 6.11.

6.13 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

6.14 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

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6.15 Aggregation of Stock. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

PHOENIX FOOTWEAR GROUP, INC.

By:	/s/ James R. Reidman, CEO

James R. Riedman, CEO

[Stockholder Signatures Appear on Separate Page]

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RIEDMAN STOCKHOLDERS	RIEDMAN CORPORATION

	By:	/s/ James R. Riedman, President
James R. Riedman, President

/s/ James R. Riedman
James R. Riedman

GREENWOOD STOCKHOLDERS	GREENWOOD CAPITAL LIMITED PARTNERSHIP

By: Greenwood Investments, Inc.,
General Partner

	By:	/s/ Steven Tannenbaum, President
Steven Tannenbaum, President

GREENWOOD INVESTORS LIMITED PARTNERSHIP

By: Greenwood Investments, Inc.,
General Partner

	By:	/s/ Steven Tannenbaum, President
Steven Tannenbaum, President

GREENWOOD INVESTMENTS, INC.

	By:	/s/ Steven Tannenbaum, President
Steven Tannenbaum, President

/s/ Steven Tannenbaum, President
Steven Tannenbaum, President

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Schedule A

Stockholders

Company:	Phoenix Footwear Group, Inc. 5937 Darwin Court, Suite 109 Carlsbad, California 92008 Attention: James R. Riedman Facsimile: (760) 602-9684 E-mail: james.riedman@phxg.com

Greenwood Stockholders:	Greenwood Investments, Inc.
222 Berkley Street, 17th Floor
Boston, Massachusetts 02116
Attention: Steven Tannenbaum
Fax: (617) 236-4244
E-mail: tannenbaum@greenwoodcap.com

Riedman Stockholders:	James R. Riedman and Riedman Corporation
c/o Phoenix Footwear Group, Inc.
5937 Darwin Court, Suite 109 Carlsbad, California 92008 Attention: James R. Riedman
Facsimile: (760) 602-9684
E-mail: james.riedman@phxg.com

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EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on             , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of April     , 2011 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated from time to time. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Shares”) as a transferee of Shares from a party in such party’s capacity as a “Stockholder” bound by the Agreement, and after such transfer, Holder shall be considered a “Stockholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Shares, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	PHOENIX FOOTWEAR GROUP, INC.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number:

E-mail: